As filed with the Securities and Exchange Commission on September 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OppFi Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1648122
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

130 E. Randolph Street, Suite 3400

Chicago, Illinois 60601

(Address of Principal Executive Offices)

OppFi Inc. 2021 Equity Incentive Plan

OppFi Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Jared Kaplan

Chief Executive Officer

OppFi Inc.

130 E. Randolph Street, Suite 3400

Chicago, Illinois 60601

(Name and address of agent for service)

(312) 212-8079

(Telephone number, including area code, of agent for service)

Copies to:

Shiven Shah Chief Financial Officer OppFi Inc. 130 E. Randolph Street, Suite 3400 Chicago, Illinois 60601 (312) 212-8079	Joshua M. Samek, Esq. DLA Piper LLP (US) 200 South Biscayne Boulevard Suite 2500 Miami, Florida 33131-5341 (305) 423-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A common stock, $0.0001 par value per share (“Common Stock”) to be issued under the OppFi Inc. 2021 Equity Incentive Plan (the “Equity Incentive Plan”)	11,500,000(3)	$7.90	$90,850,000	$9,911.73
Common Stock to be issued under the OppFi Inc. 2021 Employee Stock Purchase Plan (the “ESPP”)	1,200,000	$7.90	$9,480,000	$1,034.27
Total	12,700,000	$7.90	$100,330,000	$10,946.00

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of OppFi Inc. (the “Registrant”) which become issuable under the Equity Incentive Plan and the ESPP (together with the Equity Incentive Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by The New York Stock Exchange on September 24, 2021.

(3)

If any awards under the Equity Incentive Plan expire or are forfeited, cancelled or terminated without issuance of the underlying shares of Common Stock, or if any award is settled for cash, repurchased, or if shares of Common Stock underlying such award are withheld for tax withholding obligations or as consideration for the exercise of a stock option, such shares of Common Stock, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to awards under the Equity Incentive Plan.

Part I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

The documents containing the information specified in this Part I will be sent or given to participants of the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are hereby incorporated by reference into this registration statement:

(a)

The Registrant’s prospectus dated September  27, 2021 pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form S-1 (File No. 333-258698), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 12, 2021 and August 10, 2021, respectively;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  10, 2021 (as amended on February  11, 2021), April 22, 2021, July 15, 2021, July  21, 2021, July  26, 2021 (as amended on August  10, 2021) and August 30, 2021, respectively; and

(d)

The description of the Registrant’s common stock contained in the registration statement on Form 8-A (Registration No.  001-39550) filed with the Commission on September  23, 2020 and amended on July 21, 2021, and any amendments to such registration statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities being registered hereunder is being passed upon for us by DLA Piper LLP (US), Miami, Florida.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the officers and directors of the Registrant will be indemnified by the Registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as it now exists or may in the future be amended, for any threatened, pending or completed action, suit or proceeding relating to any such officer’s or director’s service to the Registrant. The Charter and the Bylaws also require the Registrant to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under General Corporation Law of the State of Delaware. In addition, the Charter provides that directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, unless such directors violated their duty of loyalty to the Registrant or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Additionally, pursuant to that certain Business Combination Agreement dated February 9, 2021, by and among the Registrant, Opportunity Financial, LLC (“OppFi”), OppFi Shares, LLC, and Todd Schwartz, in his capacity as the representative of the members of OppFi immediately prior to the closing of the transactions contemplated by the Business Combination Agreement, the Registrant is required to maintain all such indemnification provisions in the Charter and the Bylaws until at least July 20, 2027, including in the event of any change in control of the Registrant.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item. 8 Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39550) filed by the Company with the Commission on July 21, 2021).

4.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A (File No. 001-39550) filed by the Company with the Commission on July 21, 2021).

5.1	Opinion of DLA Piper LLP (US).

10.1	OppFi Inc. 2021 Equity Incentive Plan.

10.2	OppFi Inc. 2021 Employee Stock Purchase Plan.

10.3	Form of OppFi Inc. Stock Option Agreement (incorporated by reference to Exhibit 10.49 of the Company’s Current Report on Form 8-K (File No. 001-39550) filed with the Commission on July 26, 2021).

10.4	Form of OppFi Inc. Restricted Stock Unit Agreement.

23.1	Consent of RSM US LLP.

23.2	Consent of Plante & Moran, PLLC.

23.2	Consent of DLA Piper LLP (US) (contained in its opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 28th day of September, 2021.

OppFi Inc.

By:	/s/ Jared Kaplan
Jared Kaplan
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Jared Kaplan and Shiven Shah such person’s true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jared Kaplan	Chief Executive Officer and Director	September 28, 2021
Jared Kaplan	(Principal Executive Officer)

/s/ Shiven Shah	Chief Financial Officer	September 28, 2021
Shiven Shah	(Principal Financial Officer)

/s/ Pamela Johnson	Chief Accounting Officer	September 28, 2021
Pamela Johnson	(Principal Accounting Officer)

Executive Chairman of the Board
Todd Schwartz

/s/ Christina Favilla	Director	September 28, 2021
Christina Favilla

/s/ Jocelyn Moore	Director	September 28, 2021
Jocelyn Moore

/s/ Theodore Schwartz	Director	September 28, 2021
Theodore Schwartz

/s/ David Vennettilli	Director	September 28, 2021
David Vennettilli

Director
Greg Zeeman